LONGEVITYFP US EQUITY LARGE-CAP 500 INDEX FUND N-2

Exhibit 99.(a)(3)

STATE of DELAWARE

CERTIFICATE of AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Milestone 1960 Fund Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

amend the name of the Trust from “Milestone 1960 Fund Trust” to “LongevityFP US Equity Large-Cap 500 Index Fund (1960)”

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date). This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of August, 2026 A.D.

By:	/s/ Walter White
Name:	Walter White
Title:	Trustee

By:	/s/ Lee Smart
Name:	Lee Smart
Title:	Trustee